AMERICAN CARESOURCE TO HIRE NEW SVP OF SALES & MARKETING

Jim Robinson to leave the Company

DALLAS, TX – February 26, 2010 – American CareSource Holdings (NASDAQ: ANCI) today announced Jim Robinson has resigned his position as Senior Vice President of Sales with the Company effective today.  David Boone, American CareSource’s Chief Executive Officer, will assume responsibility for sales and marketing until a suitable replacement is identified.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of over 4,100 ancillary service providers at more than 33,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion and has grown to 30% of total national health expenditures.  These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others.

The Company's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com

ANCI-G

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to future engagements by clients, revenue growth, earnings, and guidance are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may prove to be inaccurate or may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to demand for our services, pricing, market acceptance, our ability to integrate with our clients, our ability to attract and maintain providers, our ability to manage growth, the effect of economic, political and regulatory conditions, the effect of competition, risks in product development, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

Company Contact Steve J. Armond Chief Financial Officer American CareSource Holdings, Inc. Tel: 972-308-6847	Investor Contact Rich Cockrell The Cockrell Group Tel: 404.942.3369 investorrelations@thecockrellgroup.com cockrellgroup.com

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